Results of Meeting of Shareholders

AXP VARIABLE PORTFOLIO - CASH MANAGEMENT FUND
REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                       Shares Voted "For"   Shares Withholding Authority to Vote
Arne H. Carlson         1,066,018,953.846               54,765,586.260
Philip J. Carroll, Jr.  1,070,133,642.394               50,650,897.712
Livio D. DeSimone       1,067,145,266.197               53,639,273.909
Barbara H. Fraser       1,070,068,859.915               50,715,680.191
Ira D. Hall             1,066,702,018.632               54,082,521.474
Heinz F. Hutter         1,062,953,017.569               57,831,522.537
Anne P. Jones           1,064,958,978.094               55,825,562.012
Stephen R. Lewis, Jr.   1,070,310,207.494               50,474,332.612
Alan G. Quasha          1,066,816,978.728               53,967,561.378
Stephen W. Roszell      1,070,512,402.851               50,272,137.255
Alan K. Simpson         1,064,772,624.105               56,011,916.001
Alison Taunton-Rigby    1,068,857,757.278               51,926,782.828
William F. Truscott     1,069,726,111.838               51,058,428.268

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

  Shares Voted "For"  Shares Voted "Against"   Abstentions      Broker Non-Votes
   971,907,666.232     105,324,925.408        43,551,948.466         0.000

Proposal 3

To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

  Shares Voted "For"  Shares Voted "Against"   Abstentions      Broker Non-Votes
   974,913,780.054        106,388,316.097     39,482,443.955         0.000

Proposal 4

To approve changes to the Investment Management Services Agreement:

4(d). To change the investment manager from IDS Life Insurance Company to American Express Financial Corporation.

  Shares Voted "For"  Shares Voted "Against"   Abstentions      Broker Non-Votes
  1,027,223,318.026      48,714,548.158       44,846,673.922        0.000

* Denotes Registrant-wide proposals and voting results.